Craig K. Hubbard
Chief Financial Officer
985/892-5521 x117

SCP POOL ANNOUNCES NEW REVOLVING CREDIT FACILITY

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EXPANDS STOCK REPURCHASE PROGRAM

COVINGTON, La. (November 28, 2001) – SCP Pool Corporation (Nasdaq/NM:POOL, the “Company”) announced completion of a new $110.0 million Revolving Credit Facility which replaces the Company’s existing Senior Loan Facility consisting of a term loan and a revolving line of credit.

Bank One, NA, serving as the Administrative Agent, led a consortium of banks in the new Revolving Credit Facility that has a three year term. The Revolving Credit Facility is secured by the Company’s assets and domestic subsidiaries. The Company will use the proceeds of the new Revolving Credit Facility to repay all amounts due under its existing Senior Loan Facility that expires in December 2002.

The Company also announced, consistent with previous authorizations, that the Board of Directors has authorized an additional $30.0 million for the purchase of the Company’s common stock in the open market. In November 1999, the Board authorized $20.0 million for the purchase of the Company’s common stock, of which the Company has spent $17.5 million and acquired 840,750 shares.

“The new debt facility provides SCP the financial flexibility to continue growing its business, both internally and through acquisitions,” said Manuel Perez de la Mesa, President & CEO. “In addition, the Board’s authorization of an additional $30 million for opportunistic stock repurchases is very accretive and an attractive use of SCP’s positive cash flow.”

SCP Pool Corporation is the world’s largest distributor of swimming pool supplies and related products. Through 169 service centers in the United States and Europe, the Company distributes more than 60,000 national brand and private label products to over 38,000 customers.

Except for historical information contained herein, this news release includes “forward-looking” statements that include risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially due to a variety of factors, including without limitation the sensitivity of the swimming pool supply business to weather conditions and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission.